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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)

Efficient Networks, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

282056100

(CUSIP Number)

December 31, 2000

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/_X_/ Rule 13d-1(b)

/_X_/ Rule 13d-1(c)

/___/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98) Page 1 of 10

CUSIP No. 282056100

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1 NAME OF REPORTING PERSONS

IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

West Highland Capital, Inc.

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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)/X/

(b)/ /

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3 SEC USE ONLY

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4 CITIZENSHIP OR PLACE OF ORGANIZATION

California

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NUMBER OF 5 SOLE VOTING POWER

SHARES 0

BENEFICIALLY ---------------------------------------

OWNED BY 6 SHARED VOTING POWER

EACH 4,800,000

REPORTING ---------------------------------------

PERSON 7 SOLE DISPOSITIVE POWER

WITH 0

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8 SHARED DISPOSITIVE POWER

4,800,000

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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,800,000

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10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.1%

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12 TYPE OF REPORTING PERSON (See Instructions)

CO and IA

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CUSIP No. 282056100

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1 NAME OF REPORTING PERSONS

IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Estero Partners, LLC

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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)/X/

(b)/ /

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3 SEC USE ONLY

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4 CITIZENSHIP OR PLACE OF ORGANIZATION

California

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NUMBER OF 5 SOLE VOTING POWER

SHARES 0

BENEFICIALLY ---------------------------------------

OWNED BY 6 SHARED VOTING POWER

EACH 4,526,772

REPORTING ---------------------------------------

PERSON 7 SOLE DISPOSITIVE POWER

WITH 0

---------------------------------------

8 SHARED DISPOSITIVE POWER

4,526,772

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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,526,772

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10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.7%

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12 TYPE OF REPORTING PERSON (See Instructions)

OO

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CUSIP No. 282056100

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1 NAME OF REPORTING PERSONS

IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

West Highland Partners, L.P.

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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)/ /

(b)/X/

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3 SEC USE ONLY

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4 CITIZENSHIP OR PLACE OF ORGANIZATION

California

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NUMBER OF 5 SOLE VOTING POWER

SHARES 0

BENEFICIALLY ---------------------------------------

OWNED BY 6 SHARED VOTING POWER

EACH 3,702,993

REPORTING ---------------------------------------

PERSON 7 SOLE DISPOSITIVE POWER

WITH 0

---------------------------------------

8 SHARED DISPOSITIVE POWER

3,702,993

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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,702,993

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10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.3%

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12 TYPE OF REPORTING PERSON (See Instructions)

PN

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CUSIP No. 282056100

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1 NAME OF REPORTING PERSONS

IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Lang H. Gerhard

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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)/X/

(b)/ /

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3 SEC USE ONLY

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4 CITIZENSHIP OR PLACE OF ORGANIZATION

United States

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NUMBER OF 5 SOLE VOTING POWER

SHARES 0

BENEFICIALLY ---------------------------------------

OWNED BY 6 SHARED VOTING POWER

EACH 4,800,000

REPORTING ---------------------------------------

PERSON 7 SOLE DISPOSITIVE POWER

WITH 0

---------------------------------------

8 SHARED DISPOSITIVE POWER

4,800,000

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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,800,000

----------------------------------------------------------------

10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.1%

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12 TYPE OF REPORTING PERSON (See Instructions)

IN

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CUSIP No. 282056100 13G

ITEM 1.

(a) The name of the issuer is Efficient Networks, Inc. ("EFNT").

(b) The principal executive office of EFNT is located at 4849 Alpha Road, Dallas, TX 75244.

ITEM 2.

(a) The names of the persons filing this statement are West Highland Capital, Inc. ("WHC"), Lang H. Gerhard ("Gerhard"), West Highland Partners, L.P. ("WHP") and Estero Partners, LLC ("LLC") (collectively, the "Filers").

(b) The principal business office of the Filers is located at 300 Drake's Landing Road, Suite 290, Greenbrae, CA 94904.

(c) WHC is a California corporation, LLC is a California limited liability company, WHP is a California limited partnership, and Gerhard is a United States citizen.

(d) This statement relates to shares of Common Stock of EFNT (the "Stock").

(e) The CUSIP number of the Stock is 282056100.

CUSIP No. 282056100 13G

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) ___ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) _X_ An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E). One of the reporting persons, West Highland Capital, Inc., is a registered investment adviser and is filing pursuant to Rule 13d-1(b).

(f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

(g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

(h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) ___ Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 4. OWNERSHIP.

See Items 5-9 and 11 of the cover sheet for each Filer.

CUSIP No. 282056100 13G

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM. 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

WHC is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock. Gerhard is the sole shareholder of WHC and the Manager of LLC. WHC, LLC and Gerhard are the general partners of WHP, which is an investment limited partnership. No single client account of WHC, other than WHP, owns more than five percent of the Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

WHC, LLC and Gerhard constitute a group as defined in Rule 13d-5(b)(1). WHP is filing jointly and disclaims membership in a group.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 282056100 13G

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: January 30, 2001

LANG H. GERHARD WEST HIGHLAND PARTNERS, L.P.

By: West Highland Capital, Inc. By: West Highland Capital,

Attorney-in-Fact Inc., General Partner

By: /s/ Bonnie George By: /s/ Bonnie George

Bonnie George Bonnie George

Chief Operating Officer Chief Operating

Officer

WEST HIGHLAND CAPITAL, INC.

By: /s/ Bonnie George

Bonnie George

Chief Operating Officer

ESTERO PARTNERS, LLC

By: West Highland Capital, Inc

Attorney-in-Fact

By: /s/ Bonnie George

Bonnie George

Chief Operating Officer

SCHEDULE 13G

CUSIP No. 282056100

EXHIBIT A

AGREEMENT REGARDING JOINT FILING

OF STATEMENT ON SCHEDULE 13D OR 13G

The undersigned agree to file jointly with the Securities and Exchange Commission (the "SEC") any and all statements on Schedule 13D or Schedule 13G (and any amendments or supplements thereto) required under section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with purchases by the undersigned of securities of Intermedia Communications, Inc. and any other issuer, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G. For that purpose, the undersigned hereby constitute and appoint West Highland Capital, Inc., a California corporation, as their true and lawful agent and attorney-in-fact, with full power and authority for and on behalf of the undersigned to prepare or cause to be prepared, sign, file with the SEC and furnish to any other person all certificates, instruments, agreements and documents necessary to comply with section 13(d) and section 16(a) of the Securities Exchange Act of 1934, as amended, in connection with said purchases, and to do and perform every act necessary and proper to be done incident to the exercise of the foregoing power, as fully as the undersigned might or could do if personally present, until such time as the undersigned file with the SEC a statement terminating this Agreement Regarding Joint Filing of Statement on Schedule 13D or 13G.

DATED: May 15, 1998

/s/ Lang H. Gerhard WEST HIGHLAND PARTNERS, L.P.

Lang H. Gerhard

By: /s/ Lang H. Gerhard Lang H. Gerhard,

WEST HIGHLAND CAPITAL, INC. General Partner

By: /s/ Bonnie George

Bonnie George, Chief BUTTONWOOD PARTNERS, L.P.

Operating Officer

By: /s/ Lang H. Gerhard ESTERO PARTNERS, LLC Lang H. Gerhard,

General Partner

By: /s/ Lang H. Gerhard Lang H. Gerhard,

Manager